SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of Earliest Event Reported): May 8, 2002

WACKENHUT CORRECTIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Wackenhut Drive #100, Palm Beach Gardens, FL	33410-4243

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (561) 622-5656

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Item 1. Changes in Control of Registrant

     On May 8, 2002, The Wackenhut Corporation (“TWC”), the parent company of Wackenhut Corrections Corporation (the “Company”), completed a merger (the “Merger”), with Milestone Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Group 4 Falck A/S (“Group 4 Falck”), pursuant to which Merger Sub was merged with and into TWC with TWC surviving as an indirect, wholly-owned subsidiary of Group 4 Falck. As a result of the Merger, Group 4 Falck became the indirect beneficial owner of TWC’s approximately 57 percent ownership interest in the Company.

     The Merger was completed pursuant to the terms of an Agreement and Plan of Merger, dated March 8, 2002, by and among TWC, Group 4 Falck and Merger Sub. The purchase price paid by Group 4 Falck for all of the issued and outstanding shares of TWC’s Series A common stock and Series B common stock was $33.00 per share. Group 4 Falck financed the acquisition, in part, through a financing facility provided by UBS Warburg. No additional information is available either publicly or to the Company regarding the terms and conditions of the financing facility.

     The Company’s relationship with Group 4 Falck and TWC following the Merger will be governed by the terms of a previously disclosed agreement among the parties (the “WCC Agreement”). The WCC Agreement provides, among other things, that (1) for a period of three years following the Merger, the board of directors of the Company will consist of nine members, five of which will be independent directors, two of which will be officers of the Company and two of which will be Group 4 Falck representatives, (2) during the one year period following the Merger, the nominating and compensation committee of the Company’s board of directors will consist of three members, two of which will be independent directors and one of which will be a nominee of Group 4 Falck, and (3) until such time as Group 4 Falck directly or indirectly owns less than 49% of the Company’s outstanding common stock, (i) neither Group 4 Falck nor TWC will engage in the business of managing or operating prison, detention facility or mental health facility management businesses anywhere in the United States, and (ii) representatives of Group 4 Falck and TWC who serve on the Company’s board of directors will not have access to certain proprietary, confidential information of the Company, its subsidiaries or affiliates. The WCC Agreement also requires that any purchases of the Company’s common stock by either Group 4 Falck or TWC during the three year period following the Merger be made only at a price approved by a majority of the independent directors of the Company.

     Pursuant to the terms of the WCC Agreement, in connection with the Merger, George R. Wackenhut, Richard R. Wackenhut and Philip L. Maslowe resigned from the Company’s board of directors and Lars Norby Johansen, the Chief Executive Officer of Group 4 Falck, and Soren Lundsberg-Nielsen, the General Counsel of Group 4 Falck, were appointed to the Company’s board of directors. In addition, following the Merger, the Company appointed Anne Foreman, who formerly served on TWC’s board of directors, to fill the remaining vacancy on its board of directors and George C. Zoley to serve as its Chairman of the board of directors. The Company’s board of directors is currently comprised of Messrs. Johansen and Lundsberg-Nielsen, Ms. Foreman, Mr. Zoley, Wayne H. Calabrese, Norman A. Carlson, Benjamin R. Civiletti, Richard H. Glanton, and G. Fred DiBona, Jr.

     The Company’s press release issued in connection with the consummation of the Merger is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

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Item 7. Financial Statements And Exhibits

     (c)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 9, 2002

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACKENHUT CORRECTIONS CORPORATION

May 23, 2002	By: /s/ John G. O’Rourke

Date	John G. O’Rourke

Senior Vice President — Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and duly authorized signatory)

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 9, 2002.